EXHIBIT 3

FOR IMMEDIATE RELEASE

March 17, 2003

Contact Information:
   Nissin Co.,Ltd.
   Hitoshi Higaki
   Managing Director and General Manager,
   Corporate Planning Department
   Tel: (TOKYO) +81-3-3348-2424
   E-mail: info-ir@nissin-f.co.jp

Notice of Repurchase of Shares from the Market
(Repurchase of Shares Pursuant to the Provisions of Article 210
of the Commercial Code of Japan)

We hereby inform you that Nissin Co., Ltd. (“Nissin”) repurchased its shares from the market as follows pursuant to the provisions of Article 210 of the Commercial Code of Japan. Additionally, we hereby give notice that this repurchase concludes Nissin’s repurchases pursuant to the resolution adopted at the meeting of its board of directors on November 25, 2002.

1. Purchase period	March 11 through March 17, 2003

2. Number of shares repurchased	161,900 shares

3. Aggregate purchase price	JPY 146,474,100

4. Method of repurchase	Purchase on the Tokyo Stock Exchange

[Reference 1] Matters resolved at the FY 2002 ordinary general shareholders’ meeting held on June 22, 2002:

●	Type of shares to be repurchased	Shares of common stock of Nissin

●	Aggregate number of shares to be repurchased	Up to 3,000,000 shares

●	Aggregate purchase price of shares	Up to JPY 4,500,000,000

[Reference 2] Matters resolved at the meeting of the board of directors held on November 25, 2002:

●	Type of shares to be repurchased	Shares of common stock of Nissin

●	Aggregate number of shares to be repurchased	Up to 1,500,000 shares

●	Aggregate purchase price of shares	Up to JPY 1,500,000,000

[Reference 3] Number of shares repurchased since the resolution was passed at the ordinary general shareholders’ meeting on June 22, 2002:

●	Aggregate number of shares repurchased	1,500,000 shares

●	Aggregate purchase price	JPY 1,259,930,200